FOR IMMEDIATE RELEASE

Contact:  At Insure.com, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@insure.com

Insure.com, Inc. Reports
Second Quarter 2007 Financial Results

Revenues increase 19 percent to $4.7 million in Q2 2007 vs. $3.9 million in Q2 2006 Net loss narrows to $299,000 in Q2 2007 vs. net loss of $917,000 in Q2 2006 Sequential revenues rise 11 percent over prior quarter Cash and invested assets now at $10.5 million, with no debt

DARIEN, Illinois (August 1, 2007) -- Insure.com, Inc. (Nasdaq: NSUR) today announced financial results for the second quarter ended June 30, 2007.

Financial Results
Insure.com reported revenues of $4.7 million in the second quarter of 2007, an increase of 19 percent from revenues of $3.9 million for the same quarter of last year. On a sequential basis, revenues increased 11 percent over the first quarter of 2007. The net loss for the quarter was $299,000 or $.04 per share, compared to a net loss of $917,000, or $.13 per share, in the second quarter of 2006, and an improvement compared to the net loss of $882,000, or $.12 per share recorded in the first quarter of 2007.

"Insure.com delivered improved financial results compared to the same period of last year and the first quarter of 2007," commented chairman and CEO Robert Bland. "We are making solid progress with the continued build-out of our telephone call center. Website refinements are also yielding more leads per marketing dollar spent, which means that customer acquisition costs have come down nicely so far in 2007. We are very excited about the future of the online insurance business."

Chief financial officer Phil Perillo stated, "Increased sequential revenue from our new life insurance phone sales unit helped to narrow our net loss for the quarter to $299,000, compared to a loss of $882,000 for the first quarter of 2007. Our 2007 life insurance new business pipeline remains robust in that we achieved 11,100 life applications requested in the second quarter of 2007, which is up 95 percent from 5,700 in the second quarter of 2006 and up 12 percent from 9,900 in the first quarter of 2007. Life applications requested for the first six months of 2007 were 21,000, up 78 percent from 11,800 for the same period of 2006." Insure.com has a strong balance sheet with no debt. Cash and investments at June 30, 2007 amounted to $10.5 million vs. $8.2 million at year-end 2006. Stockholders' equity amounted to $18.2 million at June 30, 2007 as compared to $19.3 million at December 31, 2006. Continued ...

Insure.com has a federal tax loss carry forward of approximately $46 million. Insure.com has a stock repurchase plan in place. During the second quarter of 2007, we repurchased 3,484 shares of our common stock. Under this plan, we are currently authorized by the board to repurchase up to 618,000 additional shares in the open market or in negotiated transactions.

The majority of our revenues are derived from the sale of individual life insurance policies. The overall U.S. life insurance market is currently stagnant in terms of commission revenue growth due to record low premiums. We expect this challenging market to remain throughout 2007.

In 2007, we expect life insurance commissions to make up approximately 75 percent of our revenues, with most of the remainder coming from the sale of insurance leads. In 2006, approximately 66 percent of our revenues were derived from the sale of individual life insurance, with most of the balance made up of sales of non-life insurance traffic to insurance companies and agents.

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About Insure.com
Insure.com provides a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, www.insure.com, are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Insure.com was originally founded in 1984 as Quotesmith Corporation. Shares of the Company's common stock trade on the Nasdaq Capital Market under the symbol NSUR.

Cautions about Forward-Looking Statements
This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 which is on file with the United States Securities and Exchange Commission.

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                                INSURE.COM, INC.
                             STATEMENT OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                               Quarter Ended              Six Months Ended
                                  June 30,                    June 30,
                             2007          2006          2007          2006

Revenues:
 Commissions and fees     $    4,679    $    3,941    $    8,880    $    8,811


Expenses:
 Selling & marketing           1,421         2,446         3,196         4,951
 Operations                    2,662         1,380         4,805         2,959
 General &
  administrative                 820           889         1,879         1,778
 Depreciation & amort            188           228           383           464
Total expenses                 5,091         4,943        10,263        10,152
Operating income (loss)         (412)       (1,002)       (1,383)       (1,341)

Investment income (net)          111            84           200           165
Gain (loss) on
 disposal of assets                2             1             2           (29)

Net income (loss)         $     (299)   $     (917)   $   (1,181)   $   (1,205)

Net income (loss)
 per common share,
 basic and diluted        $    (0.04)   $    (0.13)   $    (0.16)   $    (0.16)


Diluted average common
 shares and equivalents
 outstanding                   7,300         7,315         7,300         7,318

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                           SELECTED BALANCE SHEET DATA
                                 (In thousands)


                                   June 30,     December 31,
                                     2007           2006

    Cash and equivalents         $        649   $      1,300
    Investments                         9,895          6,941
    Commissions receivable              2,776          2,599
    Land and building, net                 --          3,446
    Intangibles and goodwill            5,395          5,657
    Other assets                          826            729
    Total assets                 $     19,541   $     20,672

    Total current liabilities    $      1,324   $      1,348
    Total stockholders' equity         18,217         19,324
    Total liabilities &
       stockholders' equity      $     19,541   $     20,672